RESTATED OPTION AGREEMENT AND GRANT OF EXPLORATION RIGHTS

     THIS RESTATED OPTION AGREEMENT AND GRANT OF EXPLORATION
RIGHTS (this "Restated Agreement"), made and entered into effective as of January 1, 1997, by and between UNION PACIFIC RESOURCES GROUP INC., a Utah corporation (hereinafter called "UPR") and ROYAL GOLD, INC., a Delaware corporation (hereinafter called "Royal"),

                        WITNESSETH

     WHEREAS, UPR holds mineral rights in the States of Wyoming and Colorado, and desires to have such mineral rights evaluated and explored for their precious metals and diamond potential, and

     WHEREAS, Royal possesses the financial capability and technical expertise necessary to conduct an evaluation and exploration program for precious metals and diamonds, and is willing to undertake the program and to make certain minimum expenditures for exploration work in consideration of the grant of option rights in the lands explored, and

     WHEREAS, effective as of May 1, 1994, UPR and Royal first entered into this Option Agreement and Grant of Exploration Rights, which has now been amended on three occasions; and

     WHEREAS, UPR remains willing to grant such option rights as an inducement to Royal to conduct the program and make the expenditures, and

     WHEREAS, UPR and Royal now desire to restate their agreement, setting forth the changed terms and conditions under which UPR has granted such exploration and option rights, and Royal has agreed to undertake such program.

     NOW, THEREFORE, in consideration of the premises, UPR and Royal, intending to be legally bound, hereby agree as follows:

1. Subject Minerals. The minerals subject to this Restated Agreement ("Subject Minerals") shall include diamonds and diamondiferous minerals, all precious metals (viz. gold, silver and platinum and platinum group metals) and all other minerals that are locatable under the General Mining Law of 1872, as amended, except any locatable minerals that are hereinafter specifically excluded. This Restated Agreement specifically excludes, and no rights are granted hereunder with respect to, oil, gas and other hydrocarbon substances, coal, trona and other sodium minerals, potassium, phosphate, limestone, stone, gypsum, oil shale, bentonite, sand and gravel and zeolitized minerals. UPR expressly reserves the right to enter into leases and other agreements with third parties, during the term hereof, respecting the minerals specifically excluded from the coverage of this Restated Agreement.

2.   Grant of Non-Exclusive Selection Rights; Subject Property.

     (a) UPR hereby grants to Royal the non-exclusive right, to be exercised at any time, while this Restated Agreement remains in effect, to select up to a maximum of fifty thousand (50,000) acres of the lands, rights and interests described in Section 2(b) hereof, to be covered by and included in the grants of exclusive exploration and option rights hereinafter in this Restated Agreement contained.

     (b) The lands and interests from which Royal shall make the selection provided for in Section 2(a) shall include the mineral estates and mineral rights owned or held by UPR and its affiliates in the States of Wyoming and Colorado within the exterior boundaries of the State Line Diamond
Area, in the lands more specifically described in Exhibits B-1 and B-2 attached hereto. The mineral estates and mineral rights in Section 19 of Township 12 North, Range 72 West are expressly excluded from the coverage of this Restated Agreement.

     (c) The property selected by Royal (the "Subject Property") shall consist of and comprise no more than ten, reasonably compact groupings or "units" of the lands and interests described in Section 2(b), and Royal shall, from time to time, provide UPR with one or more written notices of its selection of lands and interests. Such notices shall describe the lands and interests selected in detail by government subdivision. The land descriptions contained in such notices shall be organized on a unit-by-unit basis.

     (d) UPR hereby grants to Royal the further, non-exclusive right, to be exercised at any time, and from time to time, while this Restated
Agreement remains in effect, to substitute other lands and interests that are described in Section 2(b) for the lands and interests theretofore selected under Section 2 and made part of the Subject Property. Substitution of lands and interests under this Section 2(d) shall be on an acre-for-acre basis.

     (e) UPR hereby confirms that, while this Restated Agreement remains in effect, if UPR initiates or receives any solicitation or proposal from any third party regarding any arrangement or agreement for exploration or development of Subject Minerals on any of the lands or interests described in Section 2(b) or on any of the lands or interests, any part of which is included within the Area of Interest that encompasses all lands or interests lying within one (1) mile, measured in any direction, from the exterior boundaries of any of the UPR lands and interests described in Section
2(b), then, before accepting any such solicitation or proposal, UPR shall provide notice of same to Royal, and shall extend to Royal, for not more than 30 days, a right of first refusal to enter into an arrangement on the same terms with respect to the arrangement or agreement that was the subject of such solicitation or proposal.

3. Grant of Exploration Rights. UPR hereby grants to Royal, for the term of this Restated Agreement, the sole and exclusive right to prospect, explore, sample and test for Subject Minerals on the Subject Property, upon the terms and conditions hereinafter in this Restated Agreement contained. UPR and Royal agree that the primary aim and focus of the exploratory activities conducted by Royal pursuant to this Restated Agreement shall be the discovery of diamonds or precious metals in the Subject Property.

4. Initial Term. The initial term of this Restated Agreement shall be twelve (12) months from the effective date hereof ("Initial Term").

5. Work Expenditure Commitment During Initial Term; Certain Definitions; Statements of Expenditures. Royal agrees, as a firm commitment, to expend, during the Initial Term of this Restated Agreement, a minimum total of Three Hundred Seventy Five Thousand Dollars ($375,000.00) in qualified work expenditures on or for the direct benefit of the Subject Property.

     Any excess work expenditure made by Royal prior to the effective date of this Restated Agreement (that is, any expenditure in excess of the aggregate amount of $125,000 expended during 1996) shall be credited against Royal's minimum expenditure obligation for the Initial Term.

     The term "for the direct benefit of" shall mean those qualified work expenditures made within an "Area of Interest" that encompasses all lands lying within one (1) mile, measured in any direction, from the exterior boundaries of any part of the lands within the State Line Diamond Area described in Exhibits B-1 and B-2 attached hereto.

     The term "qualified work expenditures" shall mean (A) those costs and expenses on or for the benefit of the Subject Property which would qualify and be recognized and accepted by the United States government under the General Mining Law of 1872, as amended, as satisfying the "assessment work" requirement of the Law, and (B) the direct acquisition costs of any leases or mining claims covering lands acquired by or on behalf of Royal within an Area of Interest; provided that no more than twenty-five percent (25%) of the total qualified work expenditure obligation may be satisfied by such property acquisition costs without the express written approval of UPR being first had and obtained. In addition, "qualified work expenditures" shall include
C) the actual costs of industry-accepted geological, geophysical and geochemical work (without limitation as to whether such work is performed in consecutive years) and airborne geophysical and mapping work; (D) direct expenses incurred in securing surface owner consents and performing title curative work required to be performed prior to the conduct of exploration activities; (E) direct expenses incurred in petitioning or appearing before federal, state or local governmental bodies in order to clarify Royal's exploratory or possessory rights to the Subject Property and the Area of Interest; and (F) an amount to cover Royal's general and administrative overhead expenses. The amount of overhead expense includable in qualified work expenditures shall be ten percent (10%) of all direct expenditures on the Subject Property. "Direct expenditures" shall mean all qualified work expenditures other than general and administrative overhead expenses. The parties agree that the costs and expenses of Royal's executive staff (including information services) and the costs of all accounting work whether or not performed by Royal's own personnel are to be covered by the overhead expense credit and shall not be direct charges to the project for purposes of satisfying Royal's work expenditure commitments.

     The failure by Royal to fulfill any of the minimum expenditure obligation set forth in Section 5 and Section 6 shall be an event of default under this Agreement and shall entitle UPR to immediately terminate this Agreement as provided in Section 14 hereof.

     If Royal fails to expend a minimum total of $375,000.00 in qualified work expenditures during the Initial Term, Royal shall, promptly following the end of the Initial Term, pay to UPR in cash, as liquidated and agreed damages, an amount equal to $375,000.00 less the amount of qualified work expenditures made during the Initial Term.

     Within thirty (30) days following (A) the end of the Initial Term and
(B) the end of any Extension Period, Royal shall furnish UPR with a detailed written statement of qualified work expenditures made by Royal or any approved assignee of Royal during the preceding interval. Such statement shall be accompanied by summary information relating to all project invoices (but not the invoices themselves) identified by types of work and including information as to the dates such invoices were paid and to whom paid. UPR shall have the right during all normal business hours, for a period of two (2) years following the receipt of any such statement, to audit Royal's books and records supporting such statement.


6. Extensions of this Agreement. Royal shall have the right to extend the term of this Agreement for up to two (2) additional twelve month periods following the end of the Initial Term, provided that Royal's minimum expenditure obligation set forth in Section 5 has then been fulfilled. (Each of said additional twelve month periods is herein called an "Extension Period".)

     Royal shall provide UPR written notice of its election to extend the term hereof for an Extension Period at least sixty (60) days prior to the date upon which such Extension Period is to commence.

     If Royal is eligible to and elects to extend the term hereof for an Extension Period, Royal agrees that, having made either of such elections to extend, it shall thereupon become obligated, as a firm commitment, to make the following minimum expenditures (subject to credits as hereinafter provided) during the applicable Extension Periods:

     (a) Royal shall expend a minimum of Three Hundred Seventy-Five Thousand Dollars ($375,000.00) in qualified work expenditures during the first Extension Period.

     (b) Royal shall expend a minimum of One Million Dollars ($1,000,000.00) in qualified work expenditures during the second Extension Period.

     Any excess work expenditure during the first Extension Period shall be credited against Royal's minimum expenditure obligation for the second Extension Period.

     Any excess work expenditures during the Initial Term shall be credited against Royal's minimum expenditure obligations for the first and, if sufficient, for the second Extension Period.

     Royal shall have no right to extend for a second Extension Period unless it fulfills its minimum expenditure obligation for the first Extension Period.

     In the event that Royal fulfills its minimum expenditure obligation for the Initial Term, elects to extend the term hereof for the first Extension Period, and thereafter fails to expend a minimum of $375,000.00 in qualified work expenditures during such first Extension Period (subject to credits as above provided), Royal shall, promptly following the end of the first Extension Period, pay to UPR in cash, as liquidated and agreed damages, an amount equal to $375,000.00 less (I) credits available due to excess expenditures during the Initial Term, as above provided in this Section 6, and
(ii) the amount of qualified work expenditures made during the first
Extension Period. Similarly, in the event that Royal fulfills its minimum expenditure obligation for the first Extension Period, elects to extend the term hereof for a second Extension Period, and thereafter fails to expend a minimum of $1,000,000.00 in qualified work expenditures during such second Extension Period (subject to credits as above provided) Royal shall, promptly following the end of the second Extension Period, pay to UPR in cash, as liquidated and agreed damages, an amount equal to $1,000,000.00 less
(I) credits available due to excess expenditures in prior periods, as above provided in this Section 6, and (ii) the amount of qualified work expenditures made during the second Extension Period.

7.   Assignment.

     (a) Royal shall have the right to assign its rights and obligations under this Restated Agreement as to all or any portion of the Subject Property provided that the prior approval and consent of UPR to the terms of any such proposed assignment and to Royal's prospective assignee shall have been first obtained. UPR shall have the right to withhold its consent to any proposed assignment if it determines, in its sole judgment and discretion, that the proposed assignee does not possess the technical or financial capability to fully perform the exploration and reclamation obligations provided for herein or to adequately fund and perform the indemnities and other undertakings of Royal herein contained. Any assignment of rights and obligations, whether voluntary, by operation of law or otherwise, made without the consent required by this Section shall be absolutely void and this Restated Agreement may be terminated in its entirety at the option of UPR in the event its required consent to any such assignment has not been obtained. Notwithstanding any such assignment made with the approval and consent of UPR, all obligations of Royal to UPR hereunder shall be and remain enforceable by UPR, its successors and assigns, against Royal. Qualified work expenditures made by any approved assignee shall be credited against the minimum expenditure obligation of Royal set forth in Section 5 and Section 6.

     (b) Any bonus, rental, advance royalty or other payments or considerations provided to be paid to Royal pursuant to the terms of any approved arrangement whereby the rights and obligations of Royal under this Restated Agreement are assigned shall be the sole property of Royal.

8. Option to Lease. UPR hereby grants to Royal the sole and exclusive right and option, exercisable at any time and from time to time during the Initial Term or any Extension Period of this Restated Agreement, to enter into a mining lease covering portions of the Subject Property or to cause mining leases covering portions of the Subject Property to be executed and delivered to third parties nominated by Royal, upon the following terms and conditions:

     (a) Royal shall describe and designate one or more Prospect Areas to UPR. Prospect Areas are defined as blocks of lands and interests comprising designated portions of the Subject Property and lands and interests lying within one (1) mile, measured in all directions, from such designated portions of the Subject Property. No Prospect Area shall comprise more than one designated six hundred forty (640) contiguous acre block of the Subject Property and the lands and interests lying within one (1) mile, measured in all directions, from such designated block.

     (b) Royal shall demonstrate to UPR's reasonable satisfaction that it has made qualified work expenditures of at least Fifty Thousand Dollars ($50,000.00) within or for the direct benefit of each such designated Prospect Area. Royal shall provide UPR with a summary statement detailing all qualified work expenditures.

     (c) All mining leases issued hereunder covering precious metals shall be substantially in the form of Exhibit A attached hereto; and all mining leases issued hereunder covering diamondiferous minerals shall be substantially in the form of Exhibit A attached hereto, with the presumption that the production royalty for a diamond lease shall be the greater of four percent (4%) of "Net Returns" or twelve percent (12%) of "Net Profits" derived from such property. Each such mining lease shall cover a maximum of six hundred forty (640) and a minimum of one hundred sixty (160) contiguous acres of Subject Property (full section or full quarter section or the aliquot equivalent thereof) within the designated Prospect Area. Royal's right to enter into mining leases or to cause mining leases covering diamonds or precious metals to be issued hereunder shall not be conditioned on Royal's prior discovery of commercial quantities of diamonds or precious metals in the portion of the Subject Property to be covered by such leases.

     (d) Royal shall either be the lessee or shall nominate a technically capable and financially responsible third party to be the lessee under each such proposed lease or leases. UPR shall have the right to refuse to execute and deliver a mining lease to any such proposed lessee if it determines, in its sole judgment and discretion, that the party nominated does not possess the technical expertise or financial capability to fully and satisfactorily perform the obligations, undertakings and indemnification of the lessee under the mining lease.

     (e)  It is expressly understood that none of the provisions of this
Section 8 grant any lease option rights with respect to mineral substances excluded from the definition of Subject Minerals by the provisions of Section 1 of this Agreement.

9. Rights to Receive Overriding Royalty Interests. In the event that, during the term of this Restated Agreement or any mining lease issued pursuant to Section 8, or within one (1) year after the expiration thereof, Royal, UPR or their respective assignees or lessees acquire any leases, mining claims or other interests in lands within one (1) mile, measured in any direction, from the exterior boundaries of any portion of the Subject Property (or within the relevant Prospect Area if a mining lease has been issued pursuant to Section
8), the non-acquiring party (UPR or Royal, as the case may be) shall be entitled to receive an overriding royalty interest in the lands and interests covered thereby equal to twelve percent (12%) of the Net Profits (as defined in the form mining lease attached hereto as Exhibit A) of production from such property, it being understood that all such production royalty as may already burden such property, including any hereafter-enacted royalty in favor of the federal government, shall be a cost or expense of such property. With respect to unpatented mining claims that are not burdened by any other royalty interest, the overriding royalty hereunder shall be two percent (2%) of Net Returns, as defined in the form mining lease attached as Exhibit
A. The parties hereto, for themselves and their respective assigns, lessees and successors, hereby agree to execute and deliver, from time to time, such assignments and other and further assurances as may be reasonably necessary to effectuate the provisions of this Section and to legally vest such overriding royalty interests in the party entitled to receive and hold the same. This provision shall not have any application to the acquisition by either UPR or Royal of the equity or debt securities of any entity that may hold mineral interests within one (1) mile from the exterior boundaries of any portion of the Subject Property.

10.  [Omitted.]

11. General Provisions Regarding Royal's Operations. The following terms and conditions shall govern the conduct of all prospecting and exploration operations on the Subject Property:

     (a) No entry shall be made on the portions of the Subject Property, or within the Area of Interest, where UPR owns mineral rights only, and no prospecting and exploration activities shall be conducted thereon, until all necessary consents of the owners of the surface estate in such lands have been obtained under agreements satisfactory in form to UPR. UPR shall assist Royal in obtaining such consents from surface estate owners. In addition to fully complying with any and all obligations contained in agreements between Royal and surface estate owners, Royal shall observe the following regulations in connection with its operation on the Subject
Property:

          (i) all necessary precautions shall be taken to avoid any damage, other than normal wear and tear, to gates, bridges, roads, culverts, cattle guards, fences, dams, dikes, vegetative cover, improvements, stock water and other facilities on the Subject Property.

          (ii) appropriate measures shall be taken to protect any holes, trenches or other openings made by Royal on the Subject Property, when not in use, to protect the lives, safety and property of persons and/or livestock and wildlife.

          (iii) all vehicles and equipment shall be operated at reasonable rates of speed and in a reasonable and prudent manner and due care shall be taken to safeguard all livestock and wildlife in the vicinity of operations. Existing roads and trails shall be used whenever possible.

          (iv) upon the expiration of this Restated Agreement with respect to any portion of the Subject Property upon which operations have been conducted hereunder, such property shall be promptly restored and reclaimed by Royal to its original condition and all holes and other openings made thereon by Royal shall be safely plugged or filled as required by law and in a manner reasonably satisfactory to UPR.

     (b) Subject to Royal's obligation to obtain necessary consents of surface estate owners and to fully comply with the regulations contained in
Section 11(a) of this Restated Agreement, Royal shall have, during the term of this Agreement, free and unrestricted access to the Subject Property, and shall have the right to explore, sample and test the Subject Property, to extract and remove from the Subject Property, without royalty or other compensation to UPR, such ore as may be mined in the course of prospecting operations and such ore as Royal may require for bulk sampling and testing; and to construct, use and maintain on the Subject Property such roads, machinery, equipment, personal property, fixtures and improvements as may be reasonably necessary for the conduct of Royal's exploration operations. Royal shall have no right to conduct commercial mining operations on the Subject Property or sell or remove ores, minerals, or other products from the Subject Property prior to exercising the Option to Lease granted in Section 8.

     (c) Royal shall conduct all operations on the Subject Property in a good and workmanlike manner and in accordance with the highest contemporary mining industry standards and practices. All such operations shall be conducted at the expense of Royal. All decisions with respect to exploration of the Subject Property, including all decisions regarding the commencement, suspension, resumption or termination of any operations, shall be made by Royal in its sole discretion.

     (d) Royal shall comply fully with all applicable local, state and federal laws, regulations and ordinances governing its operations hereunder, including all laws, regulations and ordinances regarding reclamation of the Subject Property. If this Restated Agreement is inconsistent with or contrary to any law, regulation or ordinance, the law, regulation or ordinance shall control and this Restated Agreement shall be deemed to be modified accordingly. If, as a result of Royal's operations or use of the Subject Property hereunder, any law, ordinance, rule, regulation or requirement is violated, Royal shall protect, save harmless, defend and indemnify UPR and all of its affiliates and their respective officers, agents and employees from and against any penalties, fines, costs, expenses or other impositions of any kind or character whatsoever, including attorney's fees and court costs, imposed upon or incurred by UPR or its affiliates or their respective officers, agents and employees, caused by, resulting from, or connected with such violation or violations.

     (e) Royal shall indemnify, exonerate, save and hold harmless UPR and its affiliates from and against any and all claims, demands, suits, judgments, or recoveries of or by third parties including, but without limitation, the agents, servants, employees, contractors and invitees of the parties hereto for or on account of injury to or death of such third parties, or damage to the property of such third parties caused by Royal in the conduct of any activity in connection with Royal's exercise of any of the rights herein granted.

     (f) Royal assumes all risk of loss, damage, or destruction of or to buildings or contents on the Subject Property and of or to other property brought thereon by Royal or by any other person with the consent of Royal and of or to property of Royal in proximity to the Subject Property and used in connection with or incidental to the occupation thereof, and any incidental loss or injury to the business of Royal unless such loss, damage, destruction or injury is caused by the negligence of UPR or its affiliates, in which event UPR shall be liable for the portion of such damage caused by its negligence.

     (g) Except as otherwise provided herein Royal shall not cause or permit any Hazardous Material to be brought upon, generated, treated, leaked, emitted, discharged, disposed, stored, or otherwise kept or used in, on or about the Subject Property by Royal, its agents, employees, contractors or invitees. The prohibition in the foregoing sentence shall not apply to any of the foregoing actions allowed under permits or licenses issued to Royal and/or allowed by law (whether statute, regulation, rule or ordinance) and deemed by Royal to be necessary or useful in Royal's operation, but only during the term of this Agreement. As used herein, the term "Hazardous Material" means (a) any "hazardous waste" as defined by the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery
Act of 1976), as amended from time to time ("RCRA"), and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time ("CERCLA"), and regulations promulgated thereunder; (c) any oil, petroleum products, and their by-products; and (d) any hazardous substance, toxic substance, toxic pollutant, or any substance whose release, disposal, generation, storage or emission is during the term hereof regulated by the United States government, or any State or any subdivision thereof where the Subject Property is located.

          Royal hereby agrees that it shall be fully liable for all costs and expenses related to the use or storage of Hazardous Material kept on the Subject Property by Royal and the disposal thereof by Royal subject to notice from UPR to Royal of a Claim given as soon as reasonably practical following UPR's notice and/or receipt thereof, and subject to Royal's right at its sole discretion to handle, resolve and/or otherwise consider settlement of any such Claim, as to actions taken by Royal on the Subject Property during the term hereof.

          Royal shall protect, defend, indemnify and hold harmless UPR and its affiliates from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorneys' and consultants' fees; remedial, removal or response costs; court costs; costs incurred in connection with injunctive relief sought on behalf of any governmental authority or private party; and litigation expenses of whatever kind or nature), known or unknown, contingent or otherwise arising out of or related to (a) the presence, disposal, release or threatened release (it being understood that this Restated Agreement prohibits disposal or unauthorized release) of any Hazardous Material kept on the Subject Property by Royal (individually and collectively "Claims") that is on, from or in the Subject Property or the soil, water, vegetation, buildings, personal property, person or animals;
(b) any personal injury (including wrongful death) or property damage
(real or personal) arising out of or related to Hazardous Material of Royal that is on, from or in the Subject Property; (c) any lawsuit brought or threatened, settlement reached by Royal, or government order relating to Hazardous Material of Royal that is on, from or in the Subject Property; or
(d) any violation of any laws regulating Hazardous Material as defined above. The provisions of this Section shall be in addition to any other obligations and liabilities Royal may have to UPR at law or in equity and shall survive the transactions contemplated herein and shall survive the termination of this Restated Agreement.

     (h) Royal shall not permit any liens of any kind or nature to be enforced against the Subject Property for any work done or machinery, equipment, materials, or supplies furnished thereon, or in connection with exploration operations thereon, at the instance or request or on behalf of Royal; and Royal agrees to indemnify and hold harmless UPR and its affiliates and the owners of the surface estate of the Subject Property from and against any and all liens, claims, demands, costs, and expenses of whatsoever nature in any way connected with or growing out of such work done, labor performed, or machinery, equipment, materials or supplies furnished at the instance or request or on behalf of Royal.

     (i) Royal shall comply with all applicable Federal enactments and those of the various States in which the Subject Property is located regarding Employer's Liability, Worker's Compensation and Worker's Insurance, and Royal shall indemnify and hold harmless UPR and its affiliates from and against the payment of any and all damages, claims, costs, and expenses due to the existence of such enactments and of any and all claims, costs and expenses in connection therewith under any claim of subrogation provided for by said enactments or otherwise where any such damages, claims, costs, and expenses arise or in any way grow out of the operations of Royal hereunder.

     (j) The exploration rights herein granted are expressly made subject to all outstanding mineral and other leases, and any and all other outstanding superior rights, including, but not limited to, rights-of-way for highways and power and communication lines, and the right to renew or extend such leases and other outstanding rights and the term or terms thereof.

     (k) Royal shall, within thirty (30) days following the end of each calendar quarter during the term of this Restated Agreement, furnish UPR copies of all data and information generated during such quarter as a result of Royal's exploration operations on the Subject Property and other lands within any Area of Interest. The data and information to be furnished
UPR shall include interpretative and non-interpretative data and information. Data and information to be furnished shall include all geological, geophysical, geochemical hydrological and metallurgical data, all engineering data, all maps, drill hole locations and logs, all drill hole cuttings, cores, samples and any assay or other similar data. UPR shall keep all such information confidential during the term of this Agreement and during the term of any Lease issued pursuant to the terms hereof covering the lands and interest to which such data relates, subject to the provisions of Section 16 hereof. Royal shall also furnish UPR, within thirty (30) days following the end of each calendar quarter during the term of this Agreement, a written report that includes a statement of the work performed hereunder during such quarter and a summary of the results of such work.

     (l) Royal shall maintain liability coverage for its operations hereunder, with respect to all such risks, and in such amounts of coverage, as are deemed prudent under accepted industry standards and acceptable to UPR.

12. Liability. All reclamation and other liabilities incurred by Royal or its assignees under this Restated Agreement or as a consequence of exploration operations conducted hereunder and all covenants, indemnifications and other liabilities of Royal and its assignees hereunder shall survive and be unaffected by the termination of this Restated Agreement, and shall be enforceable until the expiration of all applicable statutes of limitation including extensions and tolling thereof.

13.  Dispute Resolution; Arbitration.

     (a) Agreement to Arbitrate. Should any controversy arise between UPR and Royal to which UPR and Royal are unable to effect a satisfactory resolution, it shall be submitted to arbitration in accordance with the terms and provisions of this Section 13 and in accordance with the rules of the "Colorado Uniform Arbitration Act" (the "Arbitration Act"). The provisions of the Arbitration Act, as from time to time amended and in effect, will be followed, except as herein otherwise provided. During any such arbitration procedure, this Restated Agreement shall remain in full force and effect.

     (b) Submission to Arbitration and Selection Arbitrators. A party to this Restated Agreement desiring to submit to arbitration any such controversy shall furnish its demand for arbitration in writing to the other party, which demand shall contain a brief statement of the matter in controversy, the amount involved, if any, the remedies sought and shall name one (1) arbitrator. Within a period of five (5) days after service of such demand the other party shall name one (1) arbitrator by written notice to the other party. Within ten (10) days after such notice, the two (2) arbitrators shall choose one (1) additional impartial arbitrator. If a party fails to name an arbitrator within the specified five (5) day period or if the two (2) arbitrators chosen by the parties fail to select with the ten (10) day period one (1) additional arbitrator, then either party, on behalf of and on notice to the other party, may request appointment of such arbitrator in accordance with the Arbitration Act so that there will be a panel of three
(3) arbitrators.  Each of the arbitrators chosen or appointed pursuant to this
Section 13 shall be a person having at least ten (10) years experience in the United States in a calling related to the subject matter involved in the dispute and shall not be a past or present officer, director or employee of any of the parties or their affiliates.

     (c) Arbitration Procedure. Each party shall furnish the arbitrator or arbitrators with a brief written statement of matters it deems to be in controversy for purpose of the arbitration procedures and a proposed decision to be entered by the arbitrators. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration. The arbitrators shall render their decision and award, upon the concurrence of at least two (2) of their number, as soon as possible but no later than thirty (30) days after the conclusion of hearings before such arbitrators. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall choose one of the decisions proposed by the parties and shall not add to, subtract from, or otherwise modify the decision so proposed. Each party agrees that judgment may be had on the decision and award of the arbitrators so rendered and may be enforced in accordance with the laws of the State of Colorado.

     (d) Successor Arbitrators. Notwithstanding the above, in the event any arbitrator appointed by a party dies, refuses to act, or becomes incapable of acting, then such party shall appoint a successor arbitrator within five (5) days of said notice of disability. In the event such party fails to appoint the required successor within such time, any other party may apply, on notice to the other parties, to the court as provided in the Arbitration Act for the appointment of such necessary arbitrator.

     (e) Cost of Arbitration. Each party shall bear the expense of the arbitrator appointed by or for such party, its own counsel, experts and presentation of proof. The parties shall share equally the expense of the additional arbitrators and all other expenses of the arbitrations.

     (f) (i) The right of UPR to exercise its sole judgment and discretion in consenting to proposed assignments and accepting proposed lessees, pursuant to Section 7 and Section 8, respectively, is absolute and no exception taken by Royal to any such exercise by UPR of its sole discretion shall be assumed to create a dispute to be resolved by arbitration pursuant to this Section 13.

          (ii) The right of Royal to exercise its discretion regarding exploratory operations and decisions is not a matter that is subject to arbitration.

14. Termination. If Royal fails to comply with any provision of this Restated Agreement UPR shall have the right to terminate this Restated Agreement upon thirty (30) days notice to Royal of its intention to do so. Upon the expiration of the thirty (30) day period all rights of Royal under this Restated Agreement shall terminate; provided that the obligations and liabilities of Royal shall survive such termination as provided in Section 11(g) and Section 12 hereof.

15.  Notices.

     (a) Any notice or delivery of information hereunder by UPR to Royal shall be given in writing, by personal delivery or by certified mail, return receipt requested, and such writing shall be addressed to:

               Royal Gold, Inc.
               Suite 1000
               1660 Wynkoop Street
               Denver, Colorado  80202-1132

               Attention:  Stanley Dempsey, Chairman

               Telephone:  303/573-1660
               Facsimile:  303/595-9385

          Royal may, from time to time, designate in writing, pursuant to this
Section 15, such other address or addresses to which notices should be directed to Royal hereunder.


     (b) Any notice or delivery of information hereunder by Royal to UPR shall be given in writing, by personal delivery or by certified mail, return receipt requested, and such writing shall be addressed to:

               Union Pacific Resources Group Inc.
               Post Office Box 7, M.S. 2905
               801 Cherry Street
               Fort Worth, Texas  76101-0007

               Attention:  Manager, Land and Industrial Minerals

               Telephone:  817/877-6738
               Facsimile:  817/877-7260

          UPR may, from time to time, designate in writing, pursuant to this
Section 15, such other address or addresses to which notices should be directed to UPR hereunder.

     (c) Payments of monies to UPR shall be by personal delivery, or by first class mail, postage prepaid, and shall be addressed to UPR in accordance with its then-current instruction for notices pursuant to this Section 15.

     (d) Except as otherwise provided herein, service of notice or delivery of information hereunder shall be effective and complete upon personal delivery, or upon the deposit thereof in the United States mail as certified mail, return receipt requested, and with postage prepaid and addressed as aforesaid.

16.  Public Announcements; Confidentiality.

    (a) Neither party hereto shall issue any press release or make any other public announcement concerning the execution and existence of this Restated Agreement, the activities and operations of either party conducted pursuant to this Restated Agreement, the results of such activities and operations or any other matter relating to this Restated Agreement without the prior review and approval of the other party being first had and obtained. A party shall respond to any request from the other party to review and approve a proposed public announcement in a timely manner consistent with the disclosure requirements of any stock exchange or regulatory agency having jurisdiction.

     (b) Both parties agree that they shall not, without the prior written consent and approval of the other party, disclose to any third party any information or data regarding the Subject Property which is not generally available to the public; provided, however, that upon such prior written notice to the nondisclosing party as is reasonable under the then-applicable circumstances, setting forth the nature and content of a proposed disclosure, either party may disclose information or data pertaining to the Subject Property: (a) to any regulatory agency or stock exchange, if such disclosure is required for compliance with applicable laws, rules, regulations or orders of such agency or stock exchange; (b) to any third party to whom the disclosing party, in good faith, anticipates selling or assigning all or part of its interest hereunder; or (c) to a prospective lender to whom an interest in payments to be made to the disclosing party hereunder has been or may be granted as security; provided, however, in either of the latter two instances, that the nondisclosing party shall have been provided with a confidentiality agreement executed by such third party or lender, which agreement shall include the confidentiality provisions of this Section 16.

17. Captions. The captions used in this Restated Agreement are inserted for convenience only, and shall not be considered to be a part of this Restated Agreement, and shall not be used in its interpretation.

        [Signatures appear on next page following.]

     IN WITNESS WHEREOF, the parties have executed this Restated Agreement effective as of the date first set forth above.

Attest:                            UPR:
                                   UNION PACIFIC RESOURCES GROUP INC.

         /S/                                  /S/
_____________________________      By:  ____________________________
Assistant Secretary                     Richard Eales
                                        Executive Vice President



Attest:                            ROYAL:
                                   ROYAL GOLD, INC.

          /S/                                   /S/
_____________________________      By:  ____________________________
Karen P. Gross, Secretary               Stanley Dempsey,
                                        Chairman and Chief Executive Officer


STATE OF TEXAS      )
                    )    ss.
COUNTY OF TARRANT   )

     The foregoing instrument was acknowledged before me by Richard Eales as Executive Vice President of UNION PACIFIC RESOURCES GROUP INC., a Utah corporation, this 28th day of August, 1997.

     WITNESS my hand and official seal.

                                       /S/
                              ______________________________
                                   Notary Public

My commission expires:  April 20, 2000

STATE OF COLORADO   )
                    )    ss.
COUNTY OF DENVER    )

The foregoing instrument was acknowledged before me by Stanley Dempsey, as Chairman of ROYAL GOLD, INC., a Delaware corporation, this 22nd day of August, 1997.

     WITNESS my hand and official seal.

                                           /S/
                              ______________________________
                                   Karen P. Gross
                                   Notary Public

My commission expires:  July 2, 1999